SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                              SCHEDULE 13G/A


                 Under the Securities Exchange Act of 1934
                            (Amendment No. 1)*


                   INDUSTRIAL SERVICES OF AMERICA, INC.
                             (Name of Issuer)


                        COMMON STOCK, NO PAR VALUE
                      (Title of Class of Securities)


                                456314 10 3
                              (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                     (Continued on following page(s))

                            Page 1 of 14 Pages

CUSIP No. 456314 10 3               13G/A

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Harry Kletter
          ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [X]
          (b)  [  ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER

          828,704

6.   SHARED VOTING POWER

          - 0 -

7.   SOLE DISPOSITIVE POWER

          828,704

8.   SHARED DISPOSITIVE POWER

          - 0 -

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          828,704

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

          [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          43.47%

12.  TYPE OF REPORTING PERSON

          IN
                            Page 2 of 14 Pages

ITEM 1.   NAME OF ISSUER

          (a),(b) The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc. The issuer's principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

ITEM 2.   NAME OF PERSON FILING

          (a),(b),(c) The name of the person filing this statement is Harry Kletter, whose principal business address is 7100 Grade Lane, Louisville, Kentucky 40213. Mr. Kletter is a citizen of the United States.

          (d),(e) The title of the class of securities covered by this statement is Common Stock, no par value. The CUSIP Number of the Common Stock is 456314 10 3.

ITEM 3.   STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

          Not applicable

ITEM 4.   OWNERSHIP

          (a),(b),(c) The number of shares of Common Stock beneficially owned by Mr. Kletter as of December 31, 1997 was 828,704 (43.47% of the total shares outstanding). All of such shares are held with sole voting power and sole power of disposition.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Pursuant to Rule 13d-1(c), see the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

                            Page 3 of 14 Pages

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable

ITEM 10.  CERTIFICATION

          Not applicable

                            Page 4 of 14 Pages

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  February 12, 1998


                              /s/ Harry Kletter
                              -------------------------------------------
                              Harry Kletter


















                            Page 5 of 14 Pages

CUSIP No. 456314 10 3               13G/A

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          K & R Corporation
          61-0891988

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [X]
          (b)  [  ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          Kentucky

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER

          - 0 -

6.   SHARED VOTING POWER

          471,704

7.   SOLE DISPOSITIVE POWER

          - 0 -

8.   SHARED DISPOSITIVE POWER

          471,704

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          471,704

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          24.45%

12.  TYPE OF REPORTING PERSON

          CO
                            Page 6 of 14 Pages

ITEM 1.   NAME OF ISSUER

          (a),(b) The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc. The issuer's principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

ITEM 2.   NAME OF PERSON FILING

          (a),(b),(c) The name of the person filing this statement is K & R Corporation, whose principal business address is 7100 Grade Lane, Louisville, Kentucky 40213. K & R Corporation is a Kentucky corporation.

          (d),(e) The title of the class of securities covered by this statement is Common Stock, no par value. The CUSIP Number of the Common Stock is 456314 10 3.

ITEM 3.   STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

          Not applicable

ITEM 4.   OWNERSHIP

          (a),(b),(c) The number of shares of Common Stock beneficially owned by K & R Corporation as of December 31, 1997 was 471,704 (24.45% of the total shares outstanding). All of such shares are held with shared voting power and shared power of disposition.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Harry Kletter, as sole shareholder, officer and director of K & R Corporation, is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities, covered by this statement.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Pursuant to Rule 13d-1(c), see the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

                            Page 7 of 14 Pages

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable

ITEM 10.  CERTIFICATION

          Not applicable

                            Page 8 of 14 Pages

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  February 12, 1998


                              K & R CORPORATION



                              By:  /s/ Harry Kletter
                                 ----------------------------------------
                                   Harry Kletter, President


















                            Page 9 of 14 Pages

CUSIP No. 456314 10 3               13G/A

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Roberta Kletter
          ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          (a)  [X]
          (b)  [  ]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.   SOLE VOTING POWER

          200,000

6.   SHARED VOTING POWER

          - 0 -

7.   SOLE DISPOSITIVE POWER

          200,000

8.   SHARED DISPOSITIVE POWER

          - 0 -

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

          [   ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.37%

12.  TYPE OF REPORTING PERSON

          IN
                            Page 10 of 14 Pages

ITEM 1.   NAME OF ISSUER

          (a),(b) The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc. The issuer's principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

ITEM 2.   NAME OF PERSON FILING

          (a),(b),(c) The name of the person filing this statement is Roberta Kletter, whose principal business address is 7100 Grade Lane, Louisville, Kentucky 40213. Mrs. Kletter is a citizen of the United States.

          (d),(e) The title of the class of securities covered by this statement is Common Stock, no par value. The CUSIP Number of the Common Stock is 456314 10 3.

ITEM 3.   STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B)

          Not applicable

ITEM 4.   OWNERSHIP

          (a),(b),(c) The number of shares of Common Stock beneficially owned by Mrs. Kletter as of December 31, 1997 was 200,000 (10.37% of the total shares outstanding). All of such shares are held with sole voting power and sole power of disposition.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Pursuant to Rule 13d-1(c), see the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

                            Page 11 of 14 Pages

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable

ITEM 10.  CERTIFICATION

          Not applicable

                            Page 12 of 14 Pages

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  February 12, 1998


                              /s/ Roberta Kletter
                              ------------------------------------------
                              Roberta Kletter


















                            Page 13 of 14 Pages

                                 EXHIBIT A


                             MEMBERS OF GROUP


Harry Kletter

K & R Corporation

Roberta Kletter













                            Page 14 of 14 Pages